Online Disclosure Matters Related to
the Notice of Convocation of an Extraordinary General Meeting of Shareholders

Proposal No. 1 Approval of the Share Transfer Plan with The Michinoku Bank, Ltd.

Matters to be Disclosed Online

(The following matters among the “Content of financial statements, etc. for the most recent business year (ended March 2021)” under “4. Matters Concerning The Michinoku Bank” on p. 56 of the Convocation Notice)

Notes to Non-consolidated Financial Statements 1 Notes to Consolidated Financial Statements 17 (April 1, 2020 to March 31, 2021)

The above matters are provided to shareholders by posting on the Aomori Bank, Ltd.’s Internet website (https://www.a-bank.jp/) in accordance with laws and regulations and Article 16 of its Articles of Incorporation.

The Aomori Bank, Ltd.

Notes to Non-consolidated Financial Statements for the 49th Term
(April 1, 2020 through March 31, 2021)

All amounts shown are rounded down to the nearest million yen.

Material accounting policies

1.	Standards and methods of valuation of trading account securities

Trading account securities are valued by the market value method (the cost of securities sold is determined by the moving average method).

2.	Standards and methods of valuation of securities
(1)	In terms of securities, bonds that are intended to be held to maturity are valued by the amortized cost method (straight line method) based on the moving average method, shares of subsidiaries and subsidiary corporations, etc. are valued by the cost method based on the moving average cost method, and other securities are valued by the market value method based on the market price, etc. on the closing date, in principle (the cost of securities sold is predominately determined by the moving average method). However, the cost method based on the moving average method is used when the market value is recognized as being extremely difficult to determine. Valuation differences for other securities are reported directly as a separate component of shareholders’ equity.
(2)	Securities managed as the trust assets of an independently managed monetary trust whose main purpose is the management of securities are valued by the market value method.
3.	Standards and methods of valuation of derivatives transactions

Derivatives transactions are valued by the market value method.

4.	Method of depreciation of non-current assets
(1)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are valued by the straight line method. The usable life of principal assets is as follows.

Buildings                 2-50 years

Other                      2-20 years

(2)	Intangible fixed assets (excluding lease assets)

Depreciation of intangible fixed assets is calculated by the straight line method. Depreciation of software for internal use is calculated based on the usable life of the software at the Bank (three to five years).

(3)	Leasing assets

Depreciation of leasing assets included under “tangible fixed assets” and “intangible fixed assets” with regard to finance leases not subject to ownership transfer is calculated by the straight line method where the lease period is the usable life. The residual value is the amount guaranteed based on the residual amount guarantee in the lease agreement, if any. If a residual value guarantee is not provided, the residual value is zero.

5.	Treatment of deferred assets

The cost of issuance of bonds and the cost of delivery of shares are handled as expenses when incurred.

6.	Standard for converting foreign currency-denominated assets and liabilities into Japanese currency

Foreign currency-denominated assets and liabilities are converted into Japanese yen at the exchange rate as of the closing date.

7.	Standards for recording allowances and provisions
(1)	Allowance for loan losses

The allowance for loan losses is recorded as follows in accordance with standards for depreciation and allowances determined in advance.

With respect to claims against normal debtors and claims against debtors requiring caution stipulated in the “Practical Guidelines for Self-Assessment of Assets of Banks and Other Financial Institutions and Audit of Depreciation of and Reserve for Possible Loan Losses” (Japanese Institute of Certified Public Accountants Association Special Committee on Audit of Banks and Other Financial Institutions Report No. 4 dated October 8, 2020), allowances have predominantly been recorded based on the projected future loss for the next year or the projected future loss for the next three years. The projected future losses are calculated based on the loss ratios, which are based on the average of actual past loss ratios for the past year or three years and revised as necessary for future projections, etc. For those of the claims against debtors requiring caution where the debtor has certain claims, etc. with restructured loan conditions and is a major debtor with at least a certain credit amount, etc. for the debtor alone or its group, and where the cash flow regarding collection of principle and receipt of interest for the claims can be reasonably estimated, allowances for loan losses are recorded by making the allowance for loan losses the difference between such cash flow discounted by the contractual interest rate before restructuring of the loan and the carrying value of the claims (cash flow estimation method).

For claims against potential bankrupt debtors, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the claim amount, and out of the remaining amount, the amount that is deemed necessary based on a comprehensive assessment of the debtor’s payment capacity is recorded. For claims against bankrupt debtors and substantive bankrupt debtors, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the claim amount, and the remaining amount is recorded.

For all claims, business-related departments carry out asset appraisals pursuant to the Guidelines for Self-Assessment, and the Auditing Division, which is independent from such departments, audits the results of those appraisals. Until business year 2010, for secured or guaranteed claims, etc. against a bankrupt debtor or substantive bankrupt debtor, the difference of the claim amount less the assessed value of the security and the recoverable amount of the guarantee was directly written off from the claim amount, but from business year 2011 direct write-off has not been carried out. As of the end of this business year, the balance of such direct write-offs until business year 2010 was ¥764 million.

(2)	Provision for bonuses

In preparation for employee bonus payments, the provision for bonuses is recorded as the portion of the expected amount to be paid to employees as bonuses that is attributable to this business year.

(3)	Provision for retirement benefits

The necessary amount of the provision for retirement benefits is recorded based on the estimated amount of retirement benefit obligations and pension assets at the end of this business year, in preparation for the payment of retirement benefits to employees. In calculating retirement benefit obligations, the estimated amount of retirement benefits to be paid is attributed to the period ending at the end of this business year by the method given in the benefit calculation standards. Profit and loss for prior service cost and actuarial calculation differences are accounted for as follows.

Prior service cost:	Profit and loss are accounted for using the straight line method over a certain number of years (five years) not exceeding the average period of employment remaining for employees when incurred.

Actuarial calculation differences:	Prorated by the straight line method over a certain number of years (five years) not exceeding the average period of employment remaining for employees in the business year in which the expense arises, and recorded as profit or loss from the next business year.

(4)	Provision for benefit trust

In preparation for the delivery of shares of the Bank to directors, etc. based on the rules for granting shares, the provision for benefit trust is recorded based on the expected amount of benefit trust obligations at the end of this business year.

(5)	Provision for reimbursement of deposits

In preparation for reimbursement requests from depositors for deposits no longer recorded as liabilities, the provision for reimbursement of deposits is recorded as the necessary amount based on the estimated loss from future reimbursement requests.

(6)	Provision for contingent loss

In preparation for the payment of amounts under the Responsibility-Sharing System with credit guarantee corporations, the provision for contingent loss is recorded as the necessary estimated future payment amount based on standards for depreciation and allowances determined in advance.

(7)	Allowance for investment loss

In preparation for losses on investments, the allowance for investment loss is recorded as the necessary amount taking into account the financial status, etc. of investment targets.

8.	Standards for recording share dividends

Share dividends are recorded as revenue in the business year in which the date of receipt of payment falls.

9.	Hedge accounting method

Among other securities, the Bank applies deferred hedging using credit transactions, etc. as the measure of hedging in its hedge accounting method for share price fluctuation risk arising from shares that it holds. With respect to the method for assessing the effectiveness of the hedge, in principle, from the period from when the hedge commences until the time of the assessment of effectiveness, the cumulative total of the hedged item’s market fluctuation or cash flow fluctuation is periodically compared to the cumulative total of the hedging instrument’s market fluctuation or cash flow fluctuation, and a judgment is made based on the amount of fluctuations of both. However, hedge effectiveness assessment is omitted in the case where the conditions relating to both the hedged item and the hedging instrument are the same and it is clear that the hedge is highly effective.

10.	Accounting treatment for consumption tax, etc.

The accounting treatment for consumption tax and local consumption tax (“Consumption Tax, etc.”) is the tax exclusion method. However, non-deductible Consumption Tax, etc. with respect to tangible fixed assets is recorded as an expense in this business year.

11.	Application of consolidated taxation system

The Bank and some of its consolidated subsidiaries apply the consolidated taxation system with the Bank as the consolidated taxation system parent company.

12.	Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear

The Bank predominantly carries out accounting treatment based on the principles and procedures of accounting treatment used as customary practice by the banking industry for the following items.

・ Investment trust termination profit and loss recording standards

Profit or loss in connection with the termination or reimbursement of an investment trust (excluding ETFs) is recorded as “Interest and dividends on securities” in the case of profit on each transaction and is recorded as “Loss on redemption of national government bonds” in the case of loss.

This business year, the Bank recorded ¥4,144 million in “Interest and dividends on securities” and ¥3,794 million in “Loss on redemption of national government bonds.”

(Additional information)

The Bank is applying the “Accounting Standard for Accounting Policy Disclosures, Accounting Changes and Error Corrections” (ASBJ Statement No. 24 of March 31, 2020) starting with the financial statements for the end of this business year, and has disclosed “Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear.”

Change in indication method

(Adoption of Accounting Standard for Disclosure of Accounting Estimates)

The Bank is applying the “Accounting Standard for Disclosure of Accounting Estimates” (ASBJ Statement No. 31 of March 31, 2020) starting with the financial statements for the end of this business year, and has included a note regarding material accounting estimates in the non-consolidated notes.

Accounting estimates

The items for which an amount is recorded in the financial statements based on accounting estimates for this business year and which may have a material effect on the financial statements for the next business year are as follows.

1.	Allowance for loan losses
(1)	Amount recorded in financial statements for this business year

Allowance for loan losses: ¥12,160 million

(2)	Information for understanding the content of material accounting estimates concerning the identified matters
(i)	Calculation method

The method of calculating the allowance for loan losses is stated in “7. Standards for recording allowances and provisions” “(1) Allowance for loan losses” in “Material accounting policies.”

(ii)	Major assumptions

The major assumptions are the “expected future performance of borrowers in determining debtor category.” The “expected future performance of borrowers in determining debtor category” is set based on separate evaluation of each debtor’s earning capacity.

(iii)	Effect on financial statements for the next business year

If assumptions used in initial estimates change due to a change, etc. in the financial results of an individual borrower, it may have a material effect on the allowance for loan losses in the financial statements for the next business year.

(iv)	Matters relating to COVID-19

It is assumed that the coronavirus pandemic will end around the end of March 2022. The impact of COVID-19 on credit risk has been judged to be limited currently due to the effect of government, etc. support measures. The impact on business partners if the impact expands or becomes prolonged will be reflected in the determination of debtor category based on the unique business circumstances of each company and the future outlook, and we are examining support policies and support measures appropriate for the circumstances.

Please note that there are uncertainties in the above assumptions, and if there is a change in the timing of the end of the coronavirus pandemic and the impact on economic activities, it may have a material effect on the allowance for loan losses in the financial statements for the next business year.

2.	Deferred tax assets
(1)	Amount of deferred tax assets recorded in financial statements for this business year: ¥2,900 million.
(2)	Information for understanding the content of material accounting estimates concerning the identified matters
(i)	Calculation method

Based on the estimated amount of taxable income before adjustment for temporary differences during the future period which can be reasonably estimated (five years) (“Future Taxable Income”), as a result of the scheduling of the temporary differences and loss carried forward for such period that can be estimated (“Temporary Differences, etc.”), the possibility of recovery is determined and it is recorded as a deferred tax asset.

(ii)	Major assumptions

The estimate of Future Taxable Income is based on the Bank’s Medium-Term Business Plan and is estimated based on considerations such as the impact of trends in the financial and economic environment and the local economy and comparing the feasibility of the Bank’s business plan compared to the results from the past business year.

(iii)	Effect on financial statements for the next business year

If assumptions used in initial estimates change due to a change, etc. in Future Taxable Income or the scheduling of Temporary Differences, etc. it may have a material effect on deferred tax assets in the financial statements for the next business year.

(iv)	Matters relating to COVID-19

When estimating Future Taxable Income, the assumptions used to estimate the allowance for loan losses are as stated in “1. Allowance for loan losses” “(2) Information for understanding the content of material accounting estimates concerning the identified matters” “(iv) Matters relating to COVID-19”

Please note that there are uncertainties in the above assumptions, and if there is a change in the timing of the end of the coronavirus pandemic and the effect on economic activities it may have a material effect on deferred tax assets in the financial statements for the next business year.

Additional information

(Transactions pertaining to board benefit trust (BBT) to directors and executive officers)

In order to make the connection between the remuneration of directors other than outside directors (excluding directors who are audit & supervisory committee members) and executive officers (collectively, “Directors, etc.”) and the Bank’s performance and share price more explicit, the Bank has introduced a performance-linked stock compensation system for Directors, etc. (Board Benefit Trust (BBT)) (the “System”) with the goal of increasing the awareness of Directors, etc. of the role they play in increasing the Bank’s medium- to long-term performance and corporate value.

1.	Outline of the transaction

The System is a performance-linked stock compensation system where money contributed by the Bank is used to acquire shares of the Bank through a trust, and Directors, etc. are provided with shares of the Bank and money in amounts equivalent to the amount calculated by converting the Bank’s shares at their market value (“Bank Shares, etc.”) through the trust, based on their position and level of achievement of results, etc., in accordance with the Benefit Trust Rules. In principle, Directors, etc. receive Bank Shares, etc. when they retire.

2.	Shares of the Bank remaining in the trust

Shares of the Bank remaining in trust are recorded under net assets as treasury shares at the book value in the trust (excluding the amount of ancillary costs). The book value of such treasury shares at the end of this business year was ¥703 million yen and the number of shares was 347 thousand shares of stock.

(Treatment regarding application of tax-effect accounting pertaining to the transition from the consolidated taxation system to the group tax sharing system)

With respect to the transition to the group tax sharing system created in the Act for Partial Revision of the Income Tax Act, etc. (Act No. 8 of 2020) and the items revised in the non-consolidated taxation system in conjunction with the transition to the group tax sharing system, the Bank does not apply Paragraph 44 of the “Implementation Guidance on Tax Effect Accounting” (ASBJ Statement No. 28 dated February 16, 2018) due to the treatment of Paragraph 3 of “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (PITF No. 39 dated March 31, 2020), and the amount of deferred tax assets and deferred tax liabilities is based on tax laws before revision.

Notes

(Notes on the balance sheet)

1.	Total shares and equity of associated companies ¥6,468 million
2.	Loans includes loans to bankrupt debtors of ¥2,975 million and overdue loans of ¥17,400 million. Loans to bankrupt debtors are loans that were not recorded as accrued interest because there was no prospect of the interest or principal being collected or repaid for reasons such as principal and interest payments having been in arrears for a significant period (excluding loans amortized as doubtful; “Loans Exclusive of Accrued Interest”) and with respect to which an event under Article 96, paragraph 1, item (iii)(a) through (e) or (iv) of the Order for the Enforcement of the Corporation Tax Act (Cabinet Ordinance No. 97 of 1965) has occurred. Overdue loans are Loans Exclusive of Accrued Interest, excluding loans to bankrupt debtors and loans on which interest is being waived for management restructuring or support of the borrower.
3.	There are no loans and bills discounted that are overdue by three months or more. Loans overdue by three months or more are loans for which the principal and interest payments are in arrears by three months or more since the day following the due date of payment, and do not fall under loans to bankrupt debtors or overdue loans.
4.	The amount of restructured loans out of loans and bills discounted is ¥4,675 million. Restructured loans are loans in which a reduction or exemption of interest, extension of interest payments, extension of principal repayments, abandonment of claim, or other terms favorable to the debtor have been granted for management restructuring or business support of the debtor, and that do not constitute loans to bankrupt debtors, overdue loans, or loans overdue by three months or more.
5.	The loans to bankrupt debtors, overdue loans, loans overdue by three months or more, and restructured loans is ¥25,051 million. The amounts in Paragraphs 2 through 5 above are before deduction of the allowance for loan losses.
6.	Bill discounting is treated as a financial transaction pursuant to Industry Committee Practical Guidelines No. 24. The Bank is entitled to freely dispose of commercial bills and foreign bills bought so accepted by sale or collateral, but the face value of those bills is ¥1,146 million.
7.	The assets provided as security are as follows.

Assets provided as security

Securities	¥15,686 million
Loans and bills discounted	¥136,722 million
Other assets	¥31 million

Liabilities corresponding to secured assets

Deposits	¥8,784 million
Borrowings	¥107,300 million

In addition to the foregoing, other assets worth ¥9,169 million have also been provided as transaction security for exchange settlement and credit transactions, etc. or as a substitute for futures margins, etc.

Other assets also includes ¥624 million in guarantee deposits.

8.	Overdraft agreements and commitment line agreements are agreements under which the Bank promises to lend funds up to a certain limit upon a drawdown request by the customer, unless the customer has not breached the terms of the agreement. The undrawn loan amount of these contracts is ¥367,202 million. The amount of those contracts with the original period ending within one year (or that can be terminated unconditionally at will) is ¥360,514 million. Because many of those agreements end without the loan amount being drawn down, the undrawn loan amount does not necessarily affect the Bank’s future cash flows. Many of those agreements include clauses to the effect that, if a change in financial conditions, preservation of claims, or other reasonable grounds occur, the Bank may refuse to loan the requested funds or reduce the maximum contracted amount. In addition, the Bank demands real estate, securities, or other collateral as necessary when entering into the agreements, and after entering into the agreements the Bank periodically tracks customers’ business conditions based on internal procedures established in advance and reviews the agreements, takes measures to preserve its credit, and the like as necessary.
9.	The Bank revalues land for business purposes in accordance with the Act on Land Revaluation (Act No. 34 of March 31, 1998) and records the amount equivalent to tax payable on the revaluation difference as a liability under “Deferred tax liabilities for land revaluation,” and records the amount less that liability as a net asset under “Land revaluation surplus.”

Date of revaluation:   March 31, 2002

Method of revaluation specified in Article 3, paragraph (3) of the Act on Revaluation of Land

Calculations are made based on the value calculated using the method for calculating land value determined and published by the Commissioner of the National Tax Agency provided for in Article 2, item (iv) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998), which is the basis of the calculation of taxable value for the purpose of land tax provided for in Article 16 of the Land Value Tax Act (Act No. 69 of 1991), with reasonable adjustments for land shape, corner lots, narrow frontage, and the like.

Difference between the total market value as of the end of this business year of land for business purposes revalued by the method specified in Article 10 of the Land Value Tax Act and the total book value of that land after revaluation:              ¥1,722 million

10.	Cumulative depreciation of tangible fixed assets ¥18,631 million
11.	Reduction entry of tangible fixed assets ¥2,339 million
12.	Of the bonds recorded under “Securities,” the value of the Bank’s guarantee obligations with respect to bonds arising from the private placement of securities (Article 2(3) of the Financial Instruments and Exchange Act) is ¥22,638 million.
13.	Total monetary claims against associated companies ¥19,498 million
14.	Total monetary obligations to associated companies ¥8,120 million

(Notes on the statement of income)

1.	Profit and loss from transactions with associated companies
Total profit from funds management transactions	¥62 million
Total profit from service transactions, etc.	¥17 million
Total profit from other business/other current transactions	¥23 million
Cost of transactions with associated companies
Total cost of financing transactions	¥2 million
Total cost of service transactions, etc.	¥7 million
Total cost of other business/other current transactions	¥0 million
Total cost of other transactions	¥308 million

2.	This business year, a reduction in, and change of method of use of, operating cash flows, and an ongoing fall in land prices, etc. resulted in the total cash flows before discounting being less than the book value, and therefore, the book value was reduced to the recoverable amount, and such reduction of ¥106 million was recorded as an extraordinary loss under impairment loss.
Region	Main purpose	Type	Impairment loss (millions of yen)
In Aomori prefecture	Commercial branches, etc.	Land, buildings, and movables, etc.	8
	Idle assets	Land, buildings, and movables, etc.	53
Outside Aomori prefecture	Commercial branches, etc.	Buildings and movables, etc.	19
	Idle assets	Land, buildings, and movables, etc.	25
Total			106

In principle, commercial branches are grouped in units of area branches comprising branches, etc. strongly linked to or strongly supplementing business with the parent branch acting as the controlling branch in the area business framework, and headquarters, etc. are shared assets because they do not generate independent cash flow. Additionally, idle assets are grouped by asset unit. Please note that this business year, the recoverable amount used to measure impairment loss is the net realizable value. The net realizable value is calculated by deducting the projected disposal cost from the appraised value provided by a real property appraiser, etc.

(Notes on the statement of changes in shareholders’ equity)

Matters Related to the Class and Number of Treasury Shares

	Number of shares as of the start of this business year (thousand shares)	Increase in shares during this business year (thousand shares)	Decrease in shares during this business year (thousand shares)	Number of shares as of the end of this business year (thousand shares)	Remarks
Treasury shares
Common stock	524	0	36	488	(Notes) 1, 2
Class A Preferred Stock	-	-	-	-
Total	524	0	36	488
(Notes)	1. Common stock treasury shares as of the end of this business year include 347 thousand shares of stock held by the BBT.
2. The breakdown of the increase of common stock treasury shares is as follows.

Increase due to purchase of fractional shares            0 thousand shares

The breakdown of the decrease of common stock treasury shares is as follows.

Decrease due to grant by BBT                                 36 thousand shares

(Notes on securities)

Includes “National government bonds,” “Local government bonds,” “Corporate bonds,” “Shares,” and “Other securities” in the balance sheet.

1.	Available for sale securities (as at March 31, 2021)
Valuation difference included in profit and loss for this business year (millions of yen)
Available for sale securities	-
2.	Bonds held to maturity (as at March 31, 2021)
	Type	Amount recorded in the balance sheet (millions of yen)	Market value (millions of yen)	Difference (millions of yen)
Items with market value greater than balance sheet value	Corporate bonds	12,744	12,849	105
Items with market value not greater than balance sheet value	Corporate bonds	9,694	9,641	(53)
Total		22,438	22,490	51

3.	Shares of subsidiaries and subsidiary corporations, etc. (as at March 31, 2021)
Amount recorded in balance sheet (millions of yen)
Shares of subsidiaries and subsidiary corporations, etc.	6,406
(Notes)	(*1) Because shares of subsidiaries and subsidiary corporations, etc. are unlisted shares, do not have a market price, and the market value is extremely difficult to determine, the market value and difference are not stated.
4.	Other securities (as at March 31, 2021)
	Type	Amount recorded in the balance sheet (millions of yen)	Acquisition cost (millions of yen)	Difference (millions of yen)
Items with balance sheet value greater than the acquisition cost	Shares	7,517	5,434	2,083
	Bonds	8,175	8,158	17
	Local government bonds	6,181	6,168	12
	Corporate bonds	1,994	1,990	4
	Other	54,788	53,482	1,305
	Subtotal	70,481	67,075	3,406
Items with balance sheet value not greater than the acquisition cost	Shares	1,425	1,805	(379)
	Bonds	13,416	13,468	(51)
	Local government bonds	6,170	6,208	(38)
	Corporate bonds	7,246	7,259	(13)
	Other	67,420	68,792	(1,372)
	Subtotal	82,262	84,066	(1,803)
Total		152,744	151,141	1,602
(Notes)	Other securities for which the market value is extremely difficult to determine
Amount recorded in the balance sheet (millions of yen)
Shares	2,478
Subtotal	2,478
Other (*1)	1,442
Allowance for investment loss	(23)
Subtotal	1,419
Total	3,898
(*1)	Other comprises investments in associations and has an allowance for investment loss deducted.

Because no market price exists and the market value is extremely difficult to determine, these items are not included in “Other securities” in the table above.

5.	Bonds held to maturity sold in this business year (April 1, 2020 to March 31, 2021)
Type	Cost of sale (millions of yen)	Sale amount (millions of yen)	Loss (gain) on sale (millions of yen)
Corporate bonds	220	220	0

Retirement by purchase of bonds sold through private placement.

6.	Other securities sold in this business year (April 1, 2020 to March 31, 2021)
	Sale amount (millions of yen)	Total gain on sale (millions of yen) (millions of yen)	Total losses on sale (millions of yen) (millions of yen)
Shares	256	0	94
Bonds	34,430	17	276
Local government bonds	18,642	-	229
Corporate bonds	15,788	17	46
Other	8,086	69	-
Total	42,773	87	371
7.	Securities for which the holding purpose has been changed (from April 1, 2020 to March 31, 2021)

Not applicable.

8.	Impaired securities

Securities other than securities available for sale (excluding securities for which the market value is extremely difficult to determine) for which the market value is significantly lower than the acquisition cost, and there is no prospect of the market value recovering to the acquisition cost, are recorded on the balance sheet at the market value and the difference on valuation is treated as a loss in this business year (“Impairment”).

The amount of Impairment for this business year is ¥283 million (of which, ¥83 million is shares and ¥200 million is corporate bonds).

Additionally, the standards for determining the market value to be “significantly lower” have been set, and the overview thereof is in principle as follows.

•	Securities for which the market value has declined by 50% or more of the acquisition cost.
•	Securities for which the market value has declined by at least 30% but less than 50% of the acquisition cost and which remain below a certain level.

(Notes on money held in trusts)

1.	Money held in trusts for investment (as at March 31, 2021)
	Amount recorded in the balance sheet (millions of yen)	Valuation difference included in profit and loss for this business year (millions of yen)
Money held in trusts for investment	20,243	243
2.	Money held in trusts to be held to maturity (as of March 31, 2021)

Not applicable.

3.	Other money held in trusts (other than for management or holding to maturity) (as of March 31, 2021)

Not applicable.

(Notes on tax effect accounting）

The following is an itemization of the main causes of deferred tax assets and deferred tax liabilities.

Deferred tax assets
Tax losses carried forward (Note 2)	4,118	millions of yen
Allowance for loan losses	3,263
Provision for retirement benefits	1,092
Amortization of securities	662
Other difference on valuation of securities	546
Non-current asset impairment loss	382
Depreciation expenses	317
Provision for bonuses	239
Provision for reimbursement of dormant deposits	96
Asset retirement obligations	55
Unpaid enterprise tax	53
Other	490
Deferred tax assets subtotal	11,320
Valuation allowance for tax losses carried forward (Note 2)	(3,845)
Valuation allowance for total future deductible Temporary Differences, etc.	(2,588)
Valuation allowance subtotal (Note 1)	(6,434)
Total deferred tax assets	4,886
Deferred tax liabilities
Other difference on valuation of securities	(966)
Valuation gain on return of retirement benefit trust assets	(768)
Gain on establishment of retirement benefit trust	(222)
Net deferred losses on hedging instruments	(2)
Other	(26)
Total deferred tax liabilities	(1,985)
Net deferred tax assets	2,900	millions of yen

(Note 1)     This business year, the reduction in deferred tax assets relating to “Other difference on valuation of securities” and the expiration of the time limit for losses carried forward, etc. resulted in the amount deducted from deferred tax assets (valuation allowance) decreasing by ¥2,444 million.

(Note 2)      Tax losses carried forward and the amounts of deferred tax assets by carryover time limit

This business year (March 31, 2021)

	Within One year (millions of yen)	One to Two Years (millions of yen)	Two to Three Years (millions of yen)	Three to Four Years (millions of yen)	Four to Five Years (millions of yen)	Over Five Years (millions of yen)	Total (millions of yen)
Tax losses carried forward (Note 1)	-	2,407	224	-	-	1,486	4,118
Valuation allowance	-	(2,399)	(156)	-	-	(1,289)	(3,845)
Deferred tax assets	-	8	68	-	-	196	(*2) 273
(*1)	Tax losses carried forward is the amount calculated by multiplying by the statutory tax rate.
(*2)	The deferred tax assets relating to these tax losses carried forward have been determined to be recoverable based on the outlook for future taxable income, etc.

(per share)

Net assets per share	¥3,716.56
Earnings per share	¥96.98
Diluted earnings per share	¥54.38

(Note)	The shares of the Bank held by the BBT recorded as treasury shares under shareholders' equity are included in the treasury shares deducted from the calculation of the number of issued shares as of the end of the term for the purpose of calculating the net assets per share. The number of deducted treasury shares as of the end of the term is 347 thousand shares.

Additionally, these shareholdings include treasury shares deducted in average share calculations during the term for the purpose of calculating the earnings per share and the diluted earnings per share. The average number of deducted treasury shares during the term is 354 thousand shares.

(Transactions with Affiliated Parties)

1.	Parent company and major corporate shareholders, etc.

Not applicable.

2.	Subsidiaries, subsidiary corporations, etc. and affiliated companies, etc.
Affiliation	Company, etc. name	Percentage of voting rights held directly (or indirectly)	Relationship with affiliated party	Description of transaction	Transaction amount	Item	Balance at end of term (millions of yen)
Subsidiary	Michinoku Credit Guarantee, Ltd.	Stake 100% (direct)	-	Guarantee of home loans, etc.	(Notes)	-	-
(Notes)	Michinoku Credit Guarantee, Ltd. underwrites the Bank’s home loans, etc., and the balance of guarantees as of March 31, 2021 was ¥173,938 million. The amount paid by the Bank in guarantee fees to this subsidiary during the term is ¥7 million, and the amount of subrogated repayment is ¥246 million.
3.	Companies with a shared parent company, etc.

Not applicable.

4.	Officers and major individual shareholders, etc.

Not applicable.

Notes to Consolidated Financial Statements for the 49th Term
(April 1, 2020 through March 31, 2021)

All amounts shown are rounded down to the nearest million yen.

Policy for preparation of consolidated financial statements

The definitions of “subsidiary corporation, etc.” and “affiliated corporation, etc.” are as provided for in Article 2(8) of the Banking Act and Article 4-2 of the Order for the Enforcement of the Banking Act.

1.	Matters Related to the Scope of Consolidated Accounting
(1)	Consolidated subsidiaries and subsidiary corporations, etc. 4 companies

Name of company

Michinoku Lease, Ltd.

Michinoku Credit Guarantee, Ltd.

Michinoku Card., Ltd.

Michinoku Servicer Co., Ltd.

(2)	Non-consolidated subsidiaries and subsidiary corporations, etc. 1 company

Name of company

Michinoku Regional Vitalization Investment Limited Partnership

Non-consolidated subsidiaries and subsidiary corporations, etc. are excluded from the scope of consolidation because, from the perspective of their assets, ordinary income, net profit (amount commensurate to equity stake), retained earnings (amount commensurate to equity stake), and accumulated other comprehensive income, etc. they are of negligible importance and exclusion thereof from the scope of consolidation does not prevent reasonable judgment regarding the finances and performance of the corporate group.

2.	Matters Related to the Application of the Equity Method
(1)	Equity method non-consolidated subsidiaries and subsidiary corporations, etc.

Not applicable.

(2)	Equity method affiliated corporations, etc.

Not applicable.

(3)	Non-consolidated subsidiaries and subsidiary corporations, etc. to which the equity method is not applied 1 company

Name of company

Michinoku Regional Vitalization Investment Limited Partnership

Non-consolidated subsidiaries and subsidiary corporations, etc. to which the equity method is not applied are excluded from application of equity method accounting because, from the perspective of their net profit (amount commensurate to equity stake), retained earnings (amount commensurate to equity stake), and accumulated other comprehensive income, etc. it will not have a material effect on the consolidated financial statements if they are excluded from the scope of equity method accounting.

(4)	Affiliated corporations, etc. to which the equity method is not applied

Not applicable.

Matters Related to Accounting Policy

1.	Standards and methods of valuation of trading account securities

Trading account securities are valued by the market value method (the cost of securities sold is determined by the moving average method).

2.	Standards and methods of valuation of securities
(1)	In terms of securities, bonds that are intended to be held to maturity are valued by the amortized cost method (straight line method) based on the moving average method, and other securities are valued by the market value method based on the market price, etc. on the consolidated closing date, in principle (the cost of securities sold is predominately determined by the moving average method). However, the cost method based on the moving average method is used when the market value is recognized as being extremely difficult to determine. Valuation differences for other securities are reported directly as a separate component of shareholders’ equity.
(2)	Securities managed as the trust assets of an independently managed monetary trust whose main purpose is the management of securities are valued by the market value method.
3.	Standards and methods of valuation of derivatives transactions

Derivatives transactions are valued by the market value method.

4.	Method of depreciation of non-current assets
(1)	Tangible fixed assets (excluding lease assets)

The Bank’s tangible fixed assets are valued by the straight line method. The usable life of principal assets is as follows.

Buildings      2-50 years

Other           2-20 years

The tangible fixed assets of consolidated subsidiaries and subsidiary corporations, etc. are depreciated by the straight line method based on the expected usable life of the asset.

(2)	Intangible fixed assets (excluding lease assets)

Depreciation of intangible fixed assets is calculated by the straight line method. Depreciation of software for internal use is calculated based on the usable life of the software as determined by the Bank and its consolidated subsidiaries and subsidiary corporations, etc. (three to ten years)

(3)	Lease assets

“Tangible fixed assets” and “intangible assets” subject to a non-ownership-transfer finance lease are calculated by the straight line method using the lease period as the usable life. The residual value is the residual value guarantee amount provided for in the lease agreement, if any. If a residual value guarantee is not provided for, the residual value is zero.

5.	Standards for recording allowance for loan losses

The allowance for loan losses is recorded as follows in accordance with standards for depreciation and allowances determined in advance.

With respect to claims against normal debtors and claims against debtors requiring caution stipulated in the “Practical Guidelines for Self-Assessment of Assets of Banks and Other Financial Institutions and Audit of Depreciation of and Reserve for Possible Loan Losses” (Japanese Institute of Certified Public Accountants Association Special Committee on Audit of Banks and Other Financial Institutions Report No. 4 dated October 8, 2020), allowances have predominantly been recorded based on the projected future loss for the next year or the projected future loss for the next three years. The projected future losses are calculated based on the loss ratios, which are based on the average of actual past loss ratios for the past year or three years and revised as necessary for future projections, etc. For those of the claims against debtors requiring caution where the debtor has certain claims, etc. with restructured loan conditions and is a major debtor with at least a certain credit amount, etc. for the debtor alone or its group, and where the cash flow regarding collection of principle and receipt of interest for the claims can be reasonably estimated, allowances for loan losses are recorded by making the allowance for loan losses the difference between such cash flow discounted by the contractual interest rate before restructuring of the loan and the carrying value of the claims (cash flow estimation method).

For claims against potential bankrupt debtors, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the claim amount, and out of the remaining amount, the amount that is deemed necessary based on a comprehensive assessment of the debtor’s payment capacity is recorded. For claims against bankrupt debtors and substantive bankrupt debtors, the estimated amount of collateral that can be disposed of and the estimated amount that can be recovered by guarantee are deducted from the claim amount, and the remaining amount is recorded.

For all claims, business-related departments carry out asset appraisals pursuant to the Guidelines for Self-Assessment, and the Auditing Division, which is independent from such departments, audits the results of those appraisals. Until consolidated accounting year 2010, for secured or guaranteed claims, etc. against a bankrupt debtor or substantive bankrupt debtor, the difference of the claim amount less the assessed value of the security and the recoverable amount of the guarantee was directly written off from the claim amount, but from consolidated accounting year 2011 direct write-off has not been carried out. As of the end of this consolidated accounting year, the balance of such direct write-offs until consolidated accounting year 2010 was ¥764 million.

The reserves for possible loan losses of consolidated subsidiaries and subsidiary corporations, etc. are recorded as the necessary amount with consideration for the past actual loan loss rate, etc. for general claims, and as the expected unrecoverable amount with consideration for the recoverability of the individual claim for doubtful debts and other specific claims.

6.	Standards for recording provision for bonuses

In preparation for employee bonus payments, the provision for bonuses is recorded as the portion of the expected amount to be paid to employees as bonuses that is attributable to this consolidated accounting year.

7.	Standards for recording provision for benefit trust

In preparation for the delivery of shares of the Bank to directors, etc. based on the rules for granting shares, the provision for board benefit trust is recorded based on the expected amount of benefit trust obligations at the end of this consolidated accounting year.

8.	Standards for recording provision for losses on reimbursement of dormant deposits

In preparation for reimbursement requests from depositors for deposits no longer recorded as liabilities, the provision for losses on reimbursement of deposits is recorded as the necessary amount based on the estimated loss from future reimbursement requests.

9.	Standards for recording provision for contingent loss

In preparation for the payment of amounts under the Responsibility-Sharing System with credit guarantee corporations, the provision for contingent loss is recorded as the necessary estimated future payment amount based on standards for depreciation and allowances determined in advance.

10.	Standards for recording allowance for investment loss

In preparation for losses on investments, the allowance for investment loss is recorded as the necessary amount taking into account the financial status, etc. of investment targets.

11.	Standards for recording provision for loss on interest repayment

In preparation for claims for the repayment of loan interest in excess of the Interest Rate Restriction Act with respect to the credit card business of consolidated subsidiaries, the provision for loss on interest repayment is recorded as the necessary amount for the estimate of future repayment claims based on past repayment rates, etc.

12.	Accounting treatment for retirement benefits

In calculating retirement benefit obligations, the estimated amount of retirement benefits to be paid is attributed to the period ending at the end of this consolidated accounting year by the method given in the benefit calculation standards. Profit and loss for prior service cost and actuarial calculation differences are accounted for as follows.

Prior service cost:                           Profit and loss are accounted for using the straight line method over a certain number of years (five years) not exceeding the average period of employment remaining for employees when incurred.

Actuarial calculation differences:   Profit and loss are accounted for by proration using the straight line method over a certain number of years (five years) not exceeding the average period of employment of employment remaining in the consolidated accounting year in which the expense arises, and recorded in the next consolidated accounting year.

13.	Standard for converting foreign currency-denominated assets and liabilities into Japanese currency

The Bank’s foreign-denominated assets and liabilities are converted into Japanese currency at the exchange rate as at the consolidated closing date. The foreign-denominated assets and liabilities of consolidated subsidiaries and subsidiary corporations, etc. are converted at the exchange rate as at their respective business year-ends.

14.	Standards for recording lease transaction income and costs

Income and costs with respect to finance lease transactions are recorded by recording the net sales and cost of sales at the time when lease fees are to be received.

15.	Standards for recording share dividends

Share dividends are recorded as revenue in the consolidated accounting year in which the date that receipt of payment falls.

16.	Material hedge accounting methods

Among other securities, the Bank applies deferred hedging using credit transactions, etc. as the measure of hedging in its hedge accounting method for share price fluctuation risk arising from shares that it holds. With respect to the method for assessing the effectiveness of the hedge, in principle, from the period from when the hedge commences until the time of the assessment of effectiveness, the cumulative total of the hedged item’s market fluctuation or cash flow fluctuation is periodically compared to the cumulative total of the hedging instrument’s market fluctuation or cash flow fluctuation, and a judgment is made based on the amount of fluctuations of both. However, hedge effectiveness assessment is omitted in the case where the conditions relating to both the hedged item and the hedging instrument are the same and it is clear that the hedge is highly effective.

17.	Method and period for amortization of goodwill

Amortization of goodwill is carried out by annuity amortization over a period of five years. However, in the event that the amount of goodwill is of negligible importance, it is amortized once in the consolidated accounting year in which it arises.

18.	Accounting treatment for consumption tax, etc.

The accounting treatment for consumption tax and local consumption tax by the Bank and its domestic consolidated subsidiaries and subsidiary corporations, etc. is the tax exclusion method.

19.	Application of consolidated taxation system

The Bank and some of its consolidated subsidiaries apply the consolidated taxation system with the Bank as the consolidated taxation system parent company.

20.	Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear

The Bank predominantly carries out accounting treatment based on the principles and procedures of accounting treatment used as customary practice by the banking industry for the following items.

•	Investment trust termination profit and loss recording standards

Profit or loss in connection with the termination or reimbursement of an investment trust (excluding ETFs) is recorded as “Interest and dividends on securities” in the case of profit on each transaction and is recorded as “Other operating expenses” in the case of loss.

This consolidated accounting year, the Bank recorded ¥4,144 million in “Interest and dividends on securities” and ¥3,794 million in “Other operating expenses.”

(Additional information)

The Bank is applying the “Revised Accounting Standard for Accounting Policy Disclosures, Accounting Changes and Error Corrections” (ASBJ Statement No. 24 of March 31, 2020) starting with the consolidated financial statements for the end of this consolidated accounting year, and has disclosed “Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear.”

Change in indication method

(Adoption of Accounting Standard for Disclosure of Accounting Estimates)

The Bank is applying “Accounting Standard for Disclosure of Accounting Estimates” (ASBJ Statement No. 31 of March 31, 2020) starting with the financial statements for the end of this consolidated accounting year, and has included a note regarding material accounting estimates in the consolidated notes.

Accounting estimates

The items for which an amount is recorded in the financial statements based on accounting estimates for this consolidated accounting year and which may have a material effect on the consolidated financial statements for the next consolidated accounting year are as follows.

1.	Allowance for loan losses
(1)	Amount recorded in consolidated financial statements pertaining to this consolidated accounting year

Allowance for loan losses    ¥13,645 million

(2)	Information for understanding the content of material accounting estimates concerning the identified matters
(i)	Calculation method

The method of calculating the reserve for possible loan losses is stated in “5. Standards for recording allowance for loan losses” in “Matters Related to Accounting Policy.”

(ii)	Major assumptions

The major assumptions are the “expected future performance of borrowers in determining debtor category.” The “expected future performance of borrowers in determining debtor category” is set based on separate evaluation of each debtor’s earning capacity.

(iii)	Effect on the consolidated financial statements for the next consolidated accounting year

If assumptions used in initial estimates change due to a change, etc. in the financial results of an individual borrower it may have a material effect on the allowance for loan losses in the consolidated financial statements for the next consolidated accounting year.

(iv)	Matters relating to COVID-19

It is assumed that the coronavirus pandemic will end around the end of March 2022. The impact of COVID-19 on credit risk has been judged to be limited currently due to the effect of government, etc. measures. The impact on business partners if the effect increases or goes for longer will be reflected in the determination of debtor category based on the unique business circumstances of each company and the future outlook, and we are examining support policies and support measures appropriate for the circumstances.

Please note that there are uncertainties in the above assumptions, and if there is a change in the timing of the end of the coronavirus pandemic and the effect on economic activities it may have a material effect on the allowance for loan losses in the consolidated financial statements for the next consolidated accounting year.

2.	Deferred tax assets
(1)	Amount recorded in consolidated financial statements pertaining to this consolidated accounting year

Deferred tax assets         ¥3,277 million

(2)	Information for understanding the content of material accounting estimates concerning the identified matters
(i)	Calculation method

Based on the estimated amount of taxable income before adjustment for temporary differences during the future period which can be reasonably estimated (five years) (“Future Taxable Income”), as a result of the scheduling of the temporary differences and loss carried forward for such period that can be estimated (“Temporary Differences, etc.”), the possibility of recovery is determined and it is recorded as a deferred tax asset.

(ii)	Major assumptions

The estimate of Future Taxable Income is based on the Bank’s Medium-Term Business Plan and is estimated based on considerations such as the impact of trends in the financial and economic environment and the local economy and comparing the feasibility of the Bank’s business plan compared to the results from the past business year.

(iii)	Effect on the consolidated financial statements for the next consolidated accounting year

If assumptions used in initial estimates change due to a change, etc. in Future Taxable Income or the scheduling of Temporary Differences, etc. it may have a material effect on deferred tax assets in the consolidated financial statements for the next consolidated accounting year.

(iv)	Matters relating to COVID-19

When estimating Future Taxable Income, the assumptions used to estimate the allowance for loan losses are as stated in “1. Allowance for loan losses” “(2) Information for understanding the content of material accounting estimates concerning the identified matters” “(iv) Matters relating to COVID-19”

Please note that there are uncertainties in the above assumptions, and if there is a change in the timing of the end of the coronavirus pandemic and the effect on economic activities it may have a material effect on deferred tax assets in the consolidated financial statements for the next consolidated accounting year.

Additional information

(Transactions pertaining to board benefit trust (BBT) to directors and executive officers)

In order to make the connection between the remuneration of directors other than outside directors (excluding directors who are audit & supervisory committee members) and executive officers (collectively, “Directors, etc.”) and the Bank’s performance and share price more explicit, the Bank has introduced a performance-linked stock compensation system for Directors, etc. (Board Benefit Trust (BBT)) (the “System”) with the goal of increasing the awareness of Directors, etc. of the role they play in increasing the Bank’s medium- to long-term performance and corporate value.

1.	Outline of the transaction

The System is a performance-linked stock compensation system where money contributed by the Bank is used to acquire shares of the Bank through a trust, and Directors, etc. are provided with shares of the Bank and money in amounts equivalent to the amount calculated by converting the Bank’s shares at their market value (“Bank Shares, etc.”) through the trust, based on their position and level of achievement of results, etc., in accordance with the Benefit Trust Rules. In principle, Directors, etc. receive Bank Shares, etc. when they retire.

2.	Shares of the Bank remaining in the trust

Shares of the Bank remaining in trust are recorded under net assets as treasury shares at the book value in the trust (excluding the amount of ancillary costs). The book value of such treasury shares at the end of this consolidated accounting year was ¥703 million yen and the number of shares was 347 thousand shares of stock.

(Treatment regarding application of tax-effect accounting pertaining to the transition from the consolidated taxation system to the group tax sharing system)

With respect to the transition to the group tax sharing system created in the Act for Partial Revision of the Income Tax Act, etc. (Act No. 8 of 2020) and the items revised in the non-consolidated taxation system in conjunction with the transition to the group tax sharing system, the Bank and some of its consolidated subsidiaries do not apply Paragraph 44 of the “Implementation Guidance on Tax Effect Accounting” (ASBJ Statement No. 28 dated February 16, 2018) due to the treatment of Paragraph 3 of “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (PITF No.39 dated March 31, 2020), and the amount of deferred tax assets and deferred tax liabilities is based on tax laws before revision.

Notes

(Notes on the consolidated balance sheet)

1.	Loans and bills discounted includes loans to bankrupt debtors of ¥3,135 million and overdue loans of ¥17,860 million. Loans to bankrupt debtors are loans that were not recorded as accrued interest because there was no prospect of the interest or principal being collected or repaid for reasons such as principal and interest payments having been in arrears for a significant period (excluding bad debt written off; “Loans Exclusive of Accrued Interest”) and with respect to which an event under Article 96, paragraph 1, item (iii)(a) through (e) or (iv) of the Order for the Enforcement of the Corporation Tax Act (Cabinet Ordinance No. 97 of 1965) has occurred. Overdue loans are Loans Exclusive of Accrued Interest, excluding loans to bankrupt debtors and loans on which interest is being waived for management restructuring or support of the borrower.
2.	There are no loans past due for three months or more. Loans past due for three months or more are loans for which the principal and interest payments are in arrears by three months or more since the day following the due date of payment, and do not fall under loans to bankrupt debtors or overdue loans.
3.	Restructured loans: ¥4,675 million. Restructured loans are loans in which a reduction or exemption of interest, extension of interest payments, extension of principal repayments, abandonment of claim, or other terms favorable to the debtor have been granted for management restructuring or business support of the debtor, and that do not constitute loans to bankrupt debtors, overdue loans, or loans past due for three months or more.

4.	The total of loans to bankrupt debtors, overdue loans, loans past due for three months or more, and restructured loans is ¥25,671 million. The amounts in 1. through 4. above are before deduction of the allowance for loan losses.
5.	Bill discounting is treated as a financial transaction pursuant to Industry Committee Practical Guidelines No. 24. The Bank is entitled to freely dispose of commercial bills and foreign bills bought so accepted by sale or collateral, but the face value of those bills is ¥1,146 million.
6.	The assets provided as security are as follows.

Assets provided as security

Securities                       ¥15,686 million

Loans                          ¥136,722 million

Other assets                        ¥31 million

Liabilities corresponding to secured assets

Deposits                         ¥8,784 million

Borrowed money         ¥107,300 million

In addition to the foregoing, other assets worth ¥9,169 million have also been provided as transaction security for exchange settlement and credit transactions, etc. or as a substitute for futures margins, etc.

Other assets also includes ¥638 million in guarantee deposits.

7.	Overdraft agreements and commitment line agreements are agreements under which the Bank promises to loan funds up to a certain limit upon a drawdown request by the customer, provided that the customer has not breached the terms of the agreement. The undrawn loan amount of these agreements is ¥371,687 million. The amount of those agreements with the original period ending within one year (or that can be terminated unconditionally at will) is ¥364,999 million. Because many of these agreements end without being drawn down, the undrawn loan amount does not necessarily affect the future cash flows of the Bank and its consolidated subsidiaries and subsidiary corporations, etc. Many of these agreements include clauses to the effect that, if a change in financial conditions, preservation of claims, or other reasonable grounds occur, the Bank and its consolidated subsidiaries and subsidiary corporations, etc. can refuse to loan the requested funds or reduce the maximum contracted amount. In addition, the Bank and its consolidated subsidiaries demand real estate, securities, or other collateral as necessary when entering into the agreements, and after entering into the agreements the Bank and its consolidated subsidiaries periodically track customers’ business conditions based on internal procedures established in advance and review the agreements, take measures to preserve their credit, and the like as necessary.
8.	The Bank revalues land for business purposes under the Land Revaluation Act (Act No. 34 of March 31, 1998) and records the equivalent of tax payable on the revaluation difference as a liability under “Deferred tax liabilities for land revaluation,” and records the amount net of that liability as a net asset under “Land revaluation surplus.”

Date of revaluation:   March 31, 2002

Method of revaluation specified in Article 3(3) of that Act

Calculations are made based on the price calculated using the method for calculating land value determined and published by the Commissioner of the National Tax Agency provided for in Article 2(iv) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Ordinance No. 119 of March 31, 1998), which is the basis of the calculation of taxable value for the purpose of land tax provided for in Article 16 of the Land Value Tax Act (Act No. 69 of 1991), with reasonable adjustments for land shape, corner lots, narrow frontages, and the like.

Difference between the total market value as of the end of this consolidated accounting year of land for business purposes revalued by the method specified in Article 10 of that Act and the total book value of that land after revaluation:                                                 ¥1,722 million

9.	Accumulated depreciation of tangible fixed assets ¥19,018 million
10.	Reduction entry of tangible fixed assets ¥2,339 million
11.	Of the bonds recorded under “Securities,” the value of guarantee obligations with respect to bonds arising from the private placement of securities (Article 2(3) of the Financial Instruments and Exchange Act) is ¥22,638 million.

(Notes on the consolidated statement of income)

1.	“Other ordinary income” includes gain on sale of equity of ¥32 million.
2.	“Other ordinary expenses” includes amortization of loans of ¥112 million and loss on sales of receivables of ¥1 million.
3.	This consolidated accounting year, a reduction in, and change of method of use of, operating cash flows, and an ongoing fall in land prices, etc. resulted in the total cash flows before discounting being less than the book value, and therefore, the book value was reduced to the recoverable amount, and such reduction of ¥106 million was recorded as an extraordinary loss under impairment loss.
Region	Main purpose	Type	Impairment loss (millions of yen)
In Aomori prefecture	Commercial branches, etc.	Land, buildings, and movables, etc.	8
	Idle assets	Land, buildings, and movables, etc.	53
Outside Aomori prefecture	Commercial branches, etc.	Buildings and movables, etc.	19
	Idle assets	Land, buildings, and movables, etc.	25
Total			106

In principle, commercial branches are grouped in units of area branches comprising branches, etc. strongly linked to or strongly supplementing business with the parent branch acting as the controlling branch in the area business framework, and headquarters, etc. are shared assets because they do not generate independent cash flow. Additionally, idle assets are grouped by asset unit. Please note that this consolidated accounting year, the recoverable amount used to measure impairment loss is the net realizable value. The net realizable value is calculated by deducting the projected disposal cost from the appraised value provided by a real property appraiser, etc.

(Notes on the consolidated statement of changes in shareholder equity)

1.	Matters Related to the Class and Number of Issued Shares and the Class and Number of Treasury Shares
	Number of shares as of the start of this consolidated accounting year (thousand shares)	Increase in shares during this consolidated accounting year (thousand shares)	Decrease in shares during this consolidated accounting year (thousand shares)	Number of shares as of the end of this consolidated accounting year (thousand shares)	Remarks
Issued shares
Common stock	18,135	-	-	18,135
Class A Preferred Stock	4,000	-	-	4,000
Total	22,135	-	-	22,135
Treasury shares
Common stock	524	0	36	488	(Notes) 1, 2
Class A Preferred Stock	-	-	-	-
Total	524	0	36	488

(Note)	1.	Common stock treasury shares as of the end of this consolidated accounting year include 347 thousand shares of stock held by the BBT.
	2.	The breakdown of the increase of common stock treasury shares is as follows.

Increase due to purchase of fractional shares           0 thousand shares

The breakdown of the decrease of common stock treasury shares is as follows.

Decrease due to provision by BBT                        36 thousand shares

2.	Matters Related to Stock Acquisition Rights

Not applicable.

3.	Matters Related to Dividends
(1)	Dividends paid during this consolidated accounting year
(Resolution)	Share class	Total dividends	Dividends per share	Record date	Effective date
June 24, 2020 Annual General Meeting of Shareholders	Common stock	¥359 million	¥20.00	March 31, 2020	June 25, 2020
	Class A Preferred Stock	¥108 million	¥27.15	March 31, 2020	June 25, 2020
November 13, 2020 Board of Directors meeting	Class A Preferred Stock	¥109 million	¥27.40	September 30, 2020	December 9, 2020
Total		¥578 million
(Note)	Pursuant to a resolution of the June 24, 2020 annual general meeting of shareholders, “Total dividends” includes ¥7 million of dividends with respect to the Bank’s shares held by the BBT (record date: March 31, 2020; 384,000 shares of stock).
(2)	Dividends whose record date falls within this consolidated accounting year but whose effective date is after the end of this consolidated accounting year

The following matters related to dividends to common stock and preferred stock will be put before the annual general meeting of shareholders to be held on June 23, 2021.

(i)	Common stock
Total dividends	¥359 million
Dividends per share	¥20.00
Record date	March 31, 2021
Effective date	June 24, 2021

The dividends are to be made from retained earnings.

(Note)	“Total dividends” includes ¥6 million of dividends with respect to the Bank’s shares held by the BBT (record date: March 31, 2021; 347 thousand shares of stock).
(ii)	Class A Preferred Stock
Total dividends	¥109 million
Dividends per share	¥27.40
Record date	March 31, 2021
Effective date	June 24, 2021

The dividends are to be made from retained earnings.

(Notes on financial instruments)

1.	Matters Related to the Status of Financial Instruments
(1)	Policy for handling financial instruments

The Bank group provides financial services, with a focus on banking business, including lease business, credit guarantee business, credit card business, and credit management and collection operations.

The Bank engages in deposit business and loan business, as well as securities investment business, etc., and holds financial assets and financial liabilities affected by fluctuations in market value due to changes in market conditions. The Bank conducts asset and liability management (“ALM”) to avoid incurring any disadvantage due to interest rate fluctuations, etc. due to changes to the business environment or economic conditions or timing mismatches, etc.

As part of this ALM, the Bank also engages in derivatives transactions.

None of the Bank’s consolidated subsidiaries conduct securities or derivatives transactions trading, or banking business.

(2)	Description of financial instruments and related risks

The financial assets held by the Bank group mainly consist of general loans to local public entities and corporations and personal loans. Loans are exposed to interest rate fluctuation risks as well as credit risk due to contractual default by customers.

Following our loan business, our fund management business conducts securities investment in bonds and shares, etc., and these are held for the purpose of trading, net investment, and strategic investment. These securities are respectively exposed to credit risk regarding the issuers and the risk of interest rate changes and market price risk.

There is also a liquidity risk from loss due to difficulty trading securities under certain conditions in the event of market disruption.

The financial liabilities held by the Bank group predominantly comprise deposits of domestic corporations and individuals. Deposits are exposed to interest rate fluctuation risks (market risk).

Corporate bonds, borrowed money, and call money are exposed to the risk of fluctuations in interest rates and market prices (market risk), and are also exposed to liquidity risk in the event that the Bank’s credit standing deteriorates and the necessary funds cannot be secured or the Bank is forced to obtain financing at significantly high interest rates when securing funds.

The Bank engages in forward exchange transactions, bond futures transactions and options transactions, share price index futures transactions and options transactions, share forward transactions, credit transactions, interest swap derivatives transactions, etc. predominantly for the purpose of securities, etc. risk control and hedging against exchange risks, etc. with respect to foreign currency denominated assets and liabilities, and for derivatives transactions for the purpose of obtaining short-term gain on sales, the Bank requires the advance approval of management and carries them out in a limited manner by establishing a position limit and loss-cut rules, etc.

Transactions that do not satisfy the requirements for hedge accounting are exposed to the risk of fluctuations in interest rates, exchange rates, or market prices (market risk) and well as credit risk, etc.

(3)	Risk management system for financial instruments
(i)	Management of credit risk

In accordance with the Bank’s “Credit Policy” and “Credit Risk Management Rules,” the bank formulates a “Credit Risk Management Policy” and “Credit Risk Management Program” each business year, aims to achieve sophisticated credit risk management, and sets an investment cap in the “Credit Portfolio Management Policy.” If this cap is exceeded or expected to be exceeded, the Bank carries out strict operations such as setting a trading policy and reporting to the Board of Directors. In addition, in terms of management practices for major borrowers, in accordance with the “Credit Risk Management Rules,” “Loan Authority Rules,” and “Company Investigation Procedures,” individual companies or groups with loan amounts above a certain level are selected, credit rating revision, including interim business status checks, is carried out for major borrowers, and a practice is put in place to annually formulate a policy for future business with the individual company or group and reports provided to the Board of Directors. Credit management is conducted by the individual sales branch offices and the Assessment Department, and is periodically reported to the Board of Directors. The Auditing Division audits the status of credit management.

The Auditing Division manages counterparty risk with respect to derivatives transactions, etc. by periodically confirming the credit information and market value.

(ii)	Management of market risk
(i)	Management of market risk (risk of fluctuations in interest rates, exchange rates, and market prices)

Market risk is managed using value at risk (“VaR”) and increases/decreases in gain (loss) on valuation or realized gain (loss), etc. indices, in accordance with the “Market Risk Management Rules,” and the Bank has in place a management framework that exercises a check function, such as formulating a “Market Risk Management Policy” and “Market Risk Management Program” each consolidated accounting year.

Specifically, with respect to the organization relating to market transactions (including derivatives transactions) the Bank has a system of mutual checks, by having a department that executes transactions (front office) and a department that processes accounts and verifies transactions, etc. (back office) in the Treasury and Securities Division, and the Risk Management Division as a monitoring and risk management department (middle office) independent from the organization relating to market transactions.

The Risk Management Division conducts daily monitoring of the risk limit and loss limit, etc. set every half-term, and the corresponding alarm points, and periodically reports the status of the quantity of risk to the Board of Directors.

Investment policies for securities investment are formulated quarterly based on the “Basic Market Portfolio Rules,” etc.

(ii)	Quantitative information regarding market risk

The main financial instruments affected by market risk in the Bank group are securities, loans, and deposits. When calculating the VaR for these financial assets and financial liabilities, the Bank group uses the variance-covariance method (holding period: 10 days to 6 months; confidence interval: 99%; measurement period: 1 year), and calculations are performed giving full consideration to the characteristics of risk.

The Bank group’s quantity of market risk as at the end of this consolidated accounting year (estimated amount of loss) is ¥9,103 million overall.

The Bank group conducts backtesting to compare the VaR calculated in with the actual gain (loss), and a mechanism is in place to supplement the measurement model used, depending on the test results However, VaR expresses market risk with a certain likelihood of occurrence calculated statistically based on past market movements, and may not capture risk in situations where the market environment changes drastically in a way that could not ordinarily be expected.

(iii)	Management of liquidity risk

The Bank’s overall fund management, implementation of smooth financing, and market environment monitoring, etc. are carried out in accordance with the “Liquidity Risk Management Rules” and the “Financing Management Rules” in an effort to prevent liquidity risk surfacing.

The Bank also conducts day-to-day monitoring and makes periodic reports to the Board of Directors.

(4)	Supplementary Information on Matters Related to Market Value, etc. of Financial Instruments

The market value of financial instruments includes the price based on the market price or a price calculated on a reasonable basis if no market price exists. This price is calculated based on certain assumptions that would result in a different price if those assumptions were changed.

2.	Matters Related to Market Value, etc. of Financial Instruments

The amount recorded in the consolidated balance sheet and the market value as at March 31, 2021, and the difference between those two amounts, are as follows. Unlisted shares, etc. for which the market value is extremely difficult to determine are not included in the following table (see Note 2). Items of low importance are also omitted from the “Amount recorded in the consolidated balance sheet.”

(Unit: millions of yen)

	Amount recorded in the consolidated balance sheet	Market value	Difference
(1) Cash and due from banks	392,795	392,795	-
(2) Monetary claims bought (*1)	2,492	2,492	-
(3) Money held in trusts	20,243	20,243	-
(4) Securities
Bonds held to maturity	22,438	22,490	51
Other securities	152,748	152,748	-
(5) Loans	1,702,734
Allowance for loan losses (*1)	(13,555)
	1,689,178	1,711,557	22,378
Total assets	2,279,897	2,302,328	22,430
(1) Deposits	2,105,968	2,105,975	6
(2) Negotiable certificates of deposit	32,442	32,442	-
(3) Borrowed money	109,630	109,629	(0)
(4) Other liabilities
Securities borrowed	1,362	1,362	-
Total liabilities	2,249,403	2,249,409	6
Derivatives transactions (*2) Hedge accounting applied Hedge accounting not applied	- -	- -	- -
Total derivatives transactions	-	-	-
(*1)	The general allowance for loan losses and individual allowances for loan losses corresponding to loans have been deducted. The allowance for loan losses for monetary claims bought are of low importance and have therefore been directly written-off from the amount recorded in the consolidated balance sheet.
(*2)	Derivatives transactions recorded as other assets/liabilities are displayed together.

The net claims and liabilities arising from derivatives transactions are displayed as the net total, and if the net total is a liability, the amount is displayed in parentheses.

(Note 1) Method of calculating the market value of financial instruments

Assets

(1)	Cash and due from banks

For obligations due from banks with no maturity date, the market value is similar to the book value, so the book value is used in place of the market value.

For obligations due from banks with a maturity date, because the remaining period is short (one year or less) and the market value is similar to the book value, the book value is used in place of the market value.

(2)	Monetary claims bought

For monetary claims bought, because the remaining period is short (one year or less) and the market value is similar to the book value, the book value is used in place of the market value.

(3)	Money held in trusts

For securities managed as the trust assets of an independently managed monetary trust whose main purpose is the management of securities, the exchange price is used for share, and exchange price, the price announced by the Japan Securities Dealers Association (Reference Statistical Prices [Yields] for OTC Bond Transactions), or the price offered by a trading financial institution is used for bonds.

Notes regarding monetary trusts by holding purpose are stated in “(Notes on money held in trusts)”

(4)	Securities

The exchange price is used for shares, and the exchange price, the price announced by the Japan Securities Dealers Association (Reference Statistical Prices [Yields] for OTC Bond Transactions), or the price offered by a trading financial institution is used for bonds. For investment trusts, the published standard price is used.

For privately placed bonds with no market price (including those guaranteed by the Bank), the market value is calculated by discounting the total principal and interest for each classification based on the privately placed bond’s type, internal rating, and term (in principle until the interest maturity date) by an interest rate obtained by incorporating the credit cost rate into market interest. If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value.

Notes regarding securities are stated in “(Notes on securities)”

(5)	Loans

For loans, the market value is calculated by discounting the total principal and interest for each classification based on the loan’s type, internal rating, and term (in principle until the interest maturity date) by an interest rate obtained by incorporating the credit cost rate into market interest. If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value.

Claims against bankrupt debtors, substantive bankrupt debtors and potential bankrupt debtors are recorded with the amount of the claims recorded in the consolidated balance sheet as of the consolidated closing date less the recorded amount of allowance for loan losses as the market value because, due to the expected amount of loan losses being calculated based on the recoverable amount of the current value of estimated future cash flows collateral and guarantees, that amount is similar to the market value.

Loans that are limited to the amount of collateral assets or have other special characteristics due to which a repayment date is not set are recorded with the book value as the market value because the market value is expected to be similar to the book value due to the expected repayment period, interest rate conditions, and other factors.

Liabilities

(1)	Deposits, and (2) Negotiable certificates of deposit

For demand deposits, the amount payable in the event that a demand is made at the consolidated closing date (book value) is deemed to be the market value. For term deposits and negotiable certificates of deposit, the market value is calculated by discounting the total principal and interest for each classification based on the loan’s term (in principle until the interest maturity date) by the interest rate use when accepting new deposits. If the deposit period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value.

(3)	Borrowed money

For borrowed money, the market value is calculated by discounting the total principal and interest for each classification based on the term (in principle until interest maturity) by the interest rate used when taking out new loans. If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value. For overdrafts without a repayment deadline, the market value is similar to the book value, so the book value is used in place of the market value.

(4)	Other liabilities

For securities borrowed, the exchange price is used. Hedge accounting is applied to the full value of securities borrowed, and for transactions to which hedge accounting is applied, the contract price or the principal amount stipulated in the contract and the market value, as of the consolidated closing date, are as follows for each hedge accounting method.

Hedge accounting method	Type of derivatives transaction, etc.	Main hedge target	Contract value, etc. (millions of yen)	Contract value, etc. exceeding one year (millions of yen)	Market value (millions of yen)
Principle method	Share margin transactions	Other securities (Listed shares)	1,369	-	1,362
(*1)	The contract value, etc. states the aggregate initial sale price.
(*2)	The difference calculated by deducting the market value from the contract value, etc. is ¥7 million.

(Note 2) Financial instruments whose market value is extremely difficult to determine are recorded on the consolidated balance sheet as follows, and are not included in “Assets (4) Other securities” in the market value data for financial instruments.

Category	Amount recorded in the consolidated balance sheet (millions of yen)
(i) Unlisted shares (*1) (*2)	2,479
Subtotal	2,479
(ii) Investments in associations (*2) (*3)	1,443
Allowance for investment loss (*4)	(23)
Subtotal	1,420
Total	3,899
(*1)	Because unlisted shares do not have a market price and the market value is extremely difficult to determine, the market value is not recorded.
(*2)	Impairment loss on unlisted shares in this consolidated accounting year is ¥0 million.
(*3)	For investments in associations where the assets of the association consist of unlisted shares or other assets for which the market value is extremely difficult to determine, the market value is not recorded.
(*4)	Investments in associations has an allowance for investment loss deducted.

(Note 3) Amount of monetary claims and securities with a maturity date expected to be repaid after the consolidated closing date.

(Unit: millions of yen)

	Within One Year	One to Three Years	Three to Five Years	Five to Seven Years	Over Seven Years
Due from banks	364,234	-	-	-	-
Securities (*1)	3,209	24,424	32,776	4,006	81,772
Bonds held to maturity	3,151	10,400	8,622	265	-
Corporate bonds	3,151	10,400	8,622	265	-
Other securities with a maturity date	57	14,024	24,154	3,741	81,772
Local government bonds	-	-	-	-	12,220
Corporate bonds	43	133	114	-	8,960
Other	14	13,891	24,040	3,741	60,591
Loans (*2)	334,851	97,015	105,564	105,594	1,036,407
Total	702,296	121,440	138,341	109,601	1,118,180

(*1)	The principal amount is used for the anticipated redemption amount of securities, but investment trusts included in “Other” use the market value.
(*2)	Loans and bills discounted does not include ¥20,370 million in claims against bankrupt debtors, substantive bankrupt debtors, and potential bankrupt debtors and other claims with no expectation of repayment, or ¥2,961 million in claims with no fixed term.

(Note 4) The amount of corporate bonds, borrowed money, and other interest-bearing liabilities expected to be repaid after the consolidated closing date.

(Unit: millions of yen)

	Within One Year	One to Three Years	Three to Five Years	Five to Seven Years	Over Seven Years
Deposits (*1)	2,061,948	40,417	3,602	0	-
Negotiable certificates of deposit	32,442	-	-	-	-
Call money	575	-	-	-	-
Borrowed money (*2)	57,376	50,438	216	-	-
Total	2,152,342	90,855	3,818	0	-
(*1)	Demand deposits under deposits are included under “Within one year.”
(*2)	Borrowed money includes ¥1,600 million with no set deadline.

(Notes on securities)

1.	Available for sale securities (as at March 31, 2021)
Valuation difference included in profit and loss for this consolidated accounting year (millions of yen)
Available for sale securities	-
2.	Bonds held to maturity (as at March 31, 2021)

	Type	Amount recorded in the consolidated balance sheet (millions of yen)	Market value (millions of yen)	Difference (millions of yen)
Items with market value greater than the consolidated balance sheet value	Corporate bonds	12,744	12,849	105
Items with market value not greater than the consolidated balance sheet value	Corporate bonds	9,694	9,641	(53)
Total		22,438	22,490	51
3.	Other securities (as at March 31, 2021)
	Type	Amount recorded in the consolidated balance sheet (millions of yen)	Acquisition cost (millions of yen)	Difference (millions of yen)
Items with consolidated balance sheet value greater than the acquisition cost	Shares	7,521	5,435	2,086
	Bonds	8,175	8,158	17
	Local government bonds	6,181	6,168	12
	Corporate bonds	1,994	1,990	4
	Other	54,788	53,482	1,305
	Subtotal	70,486	67,076	3,409
Items with consolidated balance sheet value not greater than the acquisition cost	Shares	1,425	1,805	(379)
	Bonds	13,416	13,468	(51)
	Local government bonds	6,170	6,208	(38)
	Corporate bonds	7,246	7,259	(13)
	Other	67,420	68,792	(1,372)
	Subtotal	82,262	84,066	(1,803)
Total		152,748	151,142	1,605
4.	Bonds held to maturity sold in this consolidated accounting year (April 1, 2020 to March 31, 2021)
Type	Cost of sale (millions of yen)	Sale amount (millions of yen)	Loss (gain) on sale (millions of yen)
Corporate bonds	220	220	0

Retirement by purchase of bonds sold through private placement.

5.	Other securities sold in this consolidated accounting year (April 1, 2020 to March 31, 2021)

	Sale amount (millions of yen)	Total gain on sale (millions of yen)	Total losses on sale (millions of yen)
Shares	256	0	94
Bonds	34,430	17	276
Local government bonds	18,642	-	229
Corporate bonds	15,788	17	46
Other	8,086	69	-
Total	42,773	87	371
6.	Securities for which the holding purpose has been changed (from April 1, 2020 to March 31, 2021)

Not applicable.

7.	Impaired securities

Securities other than securities available for sale (excluding securities for which the market price is extremely difficult to determine) for which the market value is significantly lower than the acquisition cost, and there is no prospect of the market value recovering to the acquisition cost, are recorded on the consolidated balance sheet at the market value and the difference on valuation is treated as a loss in this consolidated accounting year (“Impairment”).

The amount of Impairment for this consolidated accounting year is ¥283 million (of which, ¥83 million is shares and ¥200 million is corporate bonds).

Additionally, the standards for determining the market value to be “significantly lower” have been set, and the overview thereof is in principle as follows.

•	Securities for which the market value has declined by 50% or more of the acquisition cost.
•	Securities for which the market value has declined by at least 30% but less than 50% of the acquisition cost and which remain below a certain level.

(Notes on money held in trusts)

1.	Money held in trusts for investment (as at March 31, 2021)
	Amount recorded in the consolidated balance sheet (millions of yen)	Valuation difference included in profit and loss for this consolidated accounting year (millions of yen)
Money held in trusts for investment	20,243	243
2.	Money held in trusts to be held to maturity (as of March 31, 2021)

Not applicable.

3.	Other money held in trusts (other than for management or holding to maturity) (as of March 31, 2021)

Not applicable.

(per share)

Net assets per share	¥3,853.72
Current net income per share attributable to owners of parent	¥97.67
Diluted earnings per share attributable to owners of parent	¥54.72

(Note)	The shares of the Bank held by the BBT recorded as treasury shares under shareholders' equity are included in the treasury shares deducted from the calculation of the number of issued shares as of the end of the term for the purpose of calculating the net assets per share. The number of deducted treasury shares as of the end of the term is 347 thousand shares.

Additionally, these shareholdings include treasury shares deducted in average share calculations during the term for the purpose of calculating the earnings per share attributable to owners of parent and the diluted earnings per share attributable to owners of parent. The average number of deducted treasury shares during the term is 354,000 shares.